Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 11th day of July, 2018 (the “Effective Date”), is entered into by and between TSR Consulting Services, Inc., a New York corporation, with offices at 400 Oser Avenue, Hauppauge, New York 11788 (the “Company”) and Thomas Salerno, an individual residing at 600 West Saddle River Road, Upper Saddle River, NJ 07458 (“Employee”).

WITNESSETH:

WHEREAS, Employee has been employed by the Company since on or about June 27, 2011;

WHEREAS, the Company desires to continue to employ Employee as its New Jersey Branch Office Manager, and Employee desires to accept such continued employment by the Company, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Employee each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and Employee with respect to Employee’s continued employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment and Acceptance. During the Term (as defined in Section 3 below), the Company agrees continue to employ Employee, and Employee accepts such continued employment, in each case, upon the terms and conditions set forth in this Agreement.

2. Position, Duties and Responsibilities. During the Term, Employee shall continue to serve as the Company’s New Jersey Branch Office Manager and Employee agrees, subject to the direction and authority of the President and Chief Executive Officer of TSR, Inc., a Delaware Corporation (the “Parent”), to perform the duties consistent with such position and such other duties as may be reasonably assigned to him from time to time by the Parent’s President and Chief Executive Officer and/or such President and Chief Executive Officer’s nominee. Employee shall continue to report to the Parent’s President and Chief Executive Officer and/or such President and Chief Executive Officer’s nominee. Employee will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Parent and its subsidiaries (including, without limitation, the Company) and to promote the interests of the Parent and its subsidiaries (including, without limitation, the Company). Employee shall at all times be subject to, observe and carry out such rules, and regulations as the Parent and/or the Company from time to time shall establish.

3. Term. This Agreement and Employee’s employment hereunder shall be for a period (such period shall be referred to herein as the “Term”) commencing on the Effective Date and, subject to earlier termination as provided in Section 6 below, ending on July 10, 2021 (the “Expiration Date”). As also set forth in Section 6(g) below, if Employee remains employed by Company after the Expiration Date, any such continued employment will be on an “at-will” basis and this Agreement will have no further effect on Employee’s employment or the Company’s obligations to Employee with respect to his employment or the termination thereof.

4. Compensation and Benefits.

(a) Base Salary. As full compensation for Employee’s services hereunder, the Company will pay to Employee a salary (the “Base Salary”) at the rate of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) on an annualized basis, payable in equal installments in arrears no less frequently than semi-monthly.

(b) Bonus. In addition to Base Salary, for each fiscal year ending during the Term, Employee shall continue to be eligible for an annual bonus (the “Annual Bonus”), the amount of which shall be determined in the discretion of the Company. The Annual Bonus shall be payable by the Company to Employee within 120 days following the end of the fiscal year with respect to which such Annual Bonus relates, subject to Employee’s continued employment with the Company from the date hereof through the date that is the day immediately following the last day of such applicable fiscal year.

(c) Car Allowance. During the Term, Employee shall continue to receive a car allowance in the amount of $1,300 per month.

(d) Group Benefits. During the Term, Employee shall be entitled to participate in all group benefit plans and programs generally made available by the Company to employees of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

(e) Paid Time Off. During the Term, Employee shall continue to be entitled to paid vacation days and/or other paid time off in accordance with the Company’s policies with respect to such vacation days and/or other paid time off in place from time to time.

5. Expenses. The Company shall reimburse Employee for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and in connection with the business of the Company, upon the submission to the Company of appropriate vouchers therefore and approval thereof by the Treasurer of the Company. Such reimbursements shall be subject to the expense reimbursement policies of the Company, which are in effect from time to time.

6. Events of Termination. This Agreement and Employee’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(a) Death. In the event of Employee’s death, this Agreement and Employee’s employment hereunder shall automatically terminate on the date of death.

(b) Disability. To the extent permitted by law, in the event of Employee’s physical or mental disability that prevents Employee from performing the essential functions of Employee’s duties under this Agreement (with or without reasonable accommodation) for a period of at least 90 consecutive days in any 12-month period or 120 non-consecutive days in any 12-month period, the Company may terminate Employee’s employment hereunder upon giving written notice of termination to Employee.

(c) Termination by Employer for Cause. The Company may, at its option, terminate this Agreement and Employee’s employment hereunder for Cause (as defined below) upon giving notice of termination to Employee. As used in this Agreement, “Cause” shall mean Employee’s (i) conviction of, or guilty plea or plea of no contest to, a felony or other crime involving dishonesty, theft or moral turpitude, (ii) commission of a fraudulent, illegal or dishonest act in respect of the Parent, its subsidiaries (including, without limitation, the Company) or any of their respective clients/customers, (iii) willful misconduct or gross negligence that is, or reasonably could be expected to be, injurious (monetarily or otherwise) to the business, operations or reputation of the Parent and/or any of its subsidiaries (including, without limitation, the Company), (iv) willful violation of a federal, state or local law or regulation applicable to the business of the Parent and/or any of its subsidiaries (including, without limitation, the Company), (v) material violation of the Parent’s and/or the Company’s policies or procedures in effect from time to time, (vi) material failure to satisfactorily perform Employee’s duties as assigned to Employee from time to time, (vii) breach of the terms of the Covenants Agreement (as defined in Section 8 below), or (viii) other material breach of Employee’s representations, warranties, covenants and other obligations under this Agreement; provided, however, to the extent that any violation, failure or breach described in clauses (v), (vi), or (viii) is subject to cure (as determined by the Company in its reasonable discretion), then such violation, failure or breach shall not constitute “Cause” unless the Company provides Employee with written notice of such violation, failure or breach and Employee fails to cure such violation, failure or breach within ten (10) days of receipt of such notice.

(d) Without Cause by Employer. The Company may, at its option, at any time terminate this Agreement and Employee’s employment hereunder for no reason or for any reason whatsoever (other than for Cause or as a result of Employee’s death or Disability) by giving written notice of termination to Employee.

(e) Termination by Employee. Employee may terminate this Agreement and Employee’s employment hereunder for any reason or no reason by giving thirty (30) days prior written notice of termination to the Company; provided, however, the Company reserves the right, upon written notice to Employee, to accept Employee’s notice of resignation and to accelerate such notice and make Employee’s resignation effective immediately, or on such other date prior to Employee’s intended last day of work as Employee deems appropriate. It is understood and agreed that Employer’s election to accelerate Employee’s notice of resignation shall not be deemed an involuntary termination by Employer for purposes of Section 7(b) below or otherwise.

(f) Mutual Agreement. This Agreement and Employee’s employment hereunder may be terminated at any time by the mutual agreement of Employer and Employee.

(g) Expiration of Term. This Agreement and Employee’s employment hereunder shall automatically terminate on the Expiration Date. In the event that Employee remains employed by the Company following the Expiration Date, such continued employment with the Company shall be on an “at-will” basis and this Agreement will have no further effect on Employee’s employment or the Company’s obligations to Employee with respect to his employment or the termination thereof.

7. Effect of Termination.

(a) Accrued Obligations. If this Agreement and Employee’s employment hereunder terminates pursuant to any of the provisions set forth in Section 6 above, then, except as specifically set forth in Section 7(b) below, the Company’s sole obligation to Employee (or Employee’s estate, heirs, executors, administrators, representatives and assigns) under this Agreement or otherwise shall be to: (i) pay to Employee (or, if applicable, Employee’s estate) any Base Salary earned, but not yet paid, through the effective date of such termination (the “Termination Date”), payable in accordance with Employer’s standard payroll practices; (ii) reimburse Employee (or, if applicable, Employee’s estate) for any expenses incurred by Employee through the Termination Date in accordance with Section 5 above; and (iii) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that Employee is otherwise entitled to receive under any plan, program, policy or practice on the Termination Date, in accordance with such plan, program, policy, or practice (clauses (i), (ii), and (iii) of this sentence are collectively referred to herein as the “Accrued Obligations”).

(b) Qualifying Termination. Notwithstanding Section 7(a) above, if the termination of this Agreement and Employee’s employment hereunder constitutes a Qualifying Termination (as defined below), then, in addition to Employee’s Accrued Obligations and subject to Section 7(c) below:

(i) the Company shall be obligated to pay to Employee a severance payment (the “Severance Payment”) equal to the sum of (A) one (1) year of Employee’s Base Salary (at the rate in effect on the Termination Date) plus (B) one (1) times the amount of the Annual Bonus paid to Employee in the prior fiscal year (collectively, the “Severance Payment”). The Severance Payment shall be paid to Employee in a lump sum on the next regular Company pay date following the 60th day after the Termination Date; and

(ii) if Employee timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse Employee for a portion of the healthcare continuation payments under COBRA actually paid by Employee for the coverage period ending on the earlier of (A) the one (1) year anniversary of the Termination Date, and (B) the date Employee becomes eligible to obtain healthcare coverage from a new employer (“COBRA Assistance Period”), which portion will be equal to (x) the amount of the monthly health care premium payment under COBRA actually paid by Employee for COBRA coverage during the COBRA Assistance Period, less (y) the amount Employee would have been required to contribute toward health insurance coverage during the COBRA Assistance Period if Employee had remained an active employee of the Company (the “COBRA Assistance”). Employee agrees to immediately inform the Company if he becomes eligible to obtain alternate healthcare coverage from a new employer prior to the one (1) year anniversary of the Termination Date. Employee also agrees to remit to the Company, on a monthly basis and within thirty (30) days of the date of payment by Employee, paid invoices for each such monthly COBRA premium for which Employee seeks reimbursement pursuant to this Section 7(b)(ii) and such reimbursement (to the extent required pursuant to this Section 7(b)(ii)) shall be made to Employee within thirty (30) days following the Company’s receipt of each such invoice. Employee understands that if he wishes to continue to obtain COBRA coverage after the one (1) year anniversary of the Termination Date, Employee will not receive reimbursement form the Company for any portion of the cost of such additional COBRA coverage. Notwithstanding anything set forth herein to the contrary, if and to the extent that the Company may not provide such COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide to Employee substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA Assistance been provided in the manner described above.

As used herein, the following terms shall have the respective meaning set forth below:

(i) “Board” means the board of directors of the Parent.

(ii) “Change in Control” means:

(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) which is not currently a person who controls (within the meaning of Rule 12b-2 promulgated under the Exchange Act), individually or as a member of a group, the Parent, is or becomes (other than, directly or indirectly, as a result of (1) the death of either Joseph Hughes or Winifred Hughes or (2) the transfer of securities of the Parent by Joseph Hughes and/or Winifred Hughes to (x) any entity owned or controlled, directly or indirectly, by Joseph Hughes and/or Winifred Hughes or (y) a trust or similar vehicle) the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Parent representing more than 50% of the combined voting power of the Parent’s then outstanding securities; provided, however, Christopher Hughes and/or any of his Affiliates (as defined in Rule 405 promulgated under the Exchange Act), individually or as a group, becoming, or any group in which Christopher Hughes and/or any of his Affiliates is a member becoming, the beneficial owner, directly or indirectly, of securities of the Parent representing more than 50% of the combined voting power of the Parent’s then outstanding securities shall not constitute a “Change in Control” under this clause (A) or otherwise;

(B) the consummation of a merger or consolidation involving the Parent resulting in a change of ownership of a majority of the outstanding shares of capital stock of the Parent; provided, however, the consummation of a merger or consolidation involving the Parent that results in either Christopher Hughes and/or any of his Affiliates (individually or as a group) becoming, or any group in which Christopher Hughes and/or any of his Affiliates is a member becoming, the beneficial owner, directly or indirectly, of a majority of the shares of capital stock of the Parent (or, if the Parent is not the surviving entity, of a majority ownership in the surviving entity) shall not constitute a “Change in Control” under this clause (B) or otherwise

(C) the shareholders of the Parent approve a plan of liquidation or dissolution of the Parent;

(D) the sale or disposition by the Parent of all or substantially all the Parent’s assets; provided, however, the sale or disposition by the Parent of all or substantially all of its assets either (1) to Christopher Hughes and/or his Affiliates or (2) to any group in which Christopher Hughes and/or any of his Affiliates is a member, shall not constitute a Change in Control under this clause (D) or otherwise; or

(E) the Incumbent Directors of the Parent for any reason cease to constitute at least a majority of the Board.

(iii) “Director” means a member of the Board.

(iii) “Incumbent Directors” means the individuals who, on the Effective Date, constitute the Board; provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director. No individual initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

(v) “Qualifying Termination” means a Without Cause Termination that occurs both (A) prior to the Expiration Date and (B) upon, or within one (1) year following, the consummation of a Change in Control.

(vi) “Without Cause Termination” means the involuntary termination of Employee’s employment by the Company other than (A) for Cause, (B) as a result of Employee’s death or Disability or (C) due to the expiration of the Term.

(c) Release. The Company’s obligation to provide the Severance Payment and COBRA Assistance to Employee pursuant to Section 7(b) above shall be contingent upon Employee executing a general release of all claims against the Parent, its subsidiaries (including, without limitation, the Company) and their respective officers, directors, shareholders, partners, members, employees, agents and related parties (the “Release”) in a form satisfactory to the Company and such Release becoming effective (and no longer subject to revocation) within sixty (60) days of the Termination Date.

8. Covenants Agreement. The Company and Employee entered in a Maintenance of Confidence and Non-Compete Agreement made on the 16th day of June, 2011 (the “Covenants Agreement”), the terms of which are hereby expressly incorporated into this Agreement; provided, however, that Employee’s obligations under the Covenants Agreement shall continue in effect upon the expiration or earlier termination of this Agreement, in each case, pursuant to the terms of the Covenants Agreement.

9. Confidentiality/Non-Disclosure. Without limitation of Employee’s obligations under the Covenants Agreement, Employee shall hold in a fiduciary capacity for the benefit of the Company all information, knowledge and data relating to or concerned with its operations, sales, business and affairs (whether acquired by Employee prior to or following the Effective Date), and he shall not, at any time hereafter, use (for any purpose) any such information, knowledge or data or disclose or divulge any such information, knowledge or data to any person, firm or company other than the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company.

10. Remedies; Fees, Expenses and Costs. The parties hereto acknowledge that Employee’s services are unique and that, in the event of a breach by Employee of any of his obligations under this Agreement (including, without limitation, Employee’s obligations under the Covenants Agreement), the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Employee, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Employee from the violation of the provisions thereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Employee hereunder. Further, the prevailing party in any dispute under this Agreement (including, without limitation, the Covenants Agreement) shall be entitled to recover from the losing party all fees, expenses and costs (including without limitation, attorneys’ fees and expenses) incurred by the prevailing party in connection with such dispute.

11. Entire Agreement. This Agreement, together with the Covenants Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

12. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

If to the Company at:

TSR Consulting Services, Inc.

400 Oser Avenue Suite 150

Hauppauge, New York 11788

Attention: Christopher Hughes, President

If to Employee at:

Mr. Thomas Salerno

600 West Saddle River Road

Upper Saddle River, NJ 07458

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 12. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

13. Section 409A.

(a) If at the time of any separation from service, Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (as amended) (the “Code”) and regulations thereunder, to the minimum extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to Employee in connection with his separation from service (as determined for purposes of Section 409A of the Code) shall be postponed and paid in a lump sum on the first business day following the date that is six months after Employee’s separation from service (or the date of Employee’s death if earlier) (the “409A Deferral Period”), and the remaining payments due to be made in installments or periodically after the 409A Deferral Period shall be made as otherwise scheduled.

(b) References under this Agreement to Employee’s termination of employment shall be deemed to refer to the date upon which Employee has experienced a “separation from service” within the meaning of Section 409A of the Code. All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv).

14. No Assignment; Binding Effect. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Employee. This Agreement shall be binding upon Employee, his heirs, executors and administrators and upon the Company, its successors and assigns.

15. Waiver. No course of dealing nor any delay on the part of the Company in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

16. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely therein.

17. Severability. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provisions shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

18. Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

19. No Conflicting Agreement. Employee acknowledges that he is not subject to any agreement, which would in any way restrict him from carrying out his employment as contemplated hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day in year first above written.

EMPLOYEE:

/s/ Thomas Salerno 7/19/18
Thomas Salerno

COMPANY:

TSR Consulting Services, Inc.

By:	/s/ Christopher Hughes
Name:	Christopher Hughes
Title:	President